Exhibit 99.1

For more information contact:
Peter Benoist or Frank Sanfilippo (314) 725 5500
Jerry Mueller (314) 512-7251 or Ann Marie Mayuga (314) 485 4390

ENTERPRISE FINANCIAL REPORTS 2008 FOURTH QUARTER
AND YEAR END RESULTS

  2008 reported earnings per share of $0.35; operating earnings per share of $0.71
  Fourth quarter net loss of $0.31 per share includes $0.20 per share in MBG goodwill and intangible impairment and acquisition-related retention payout
  Loans increase at 7% annual rate in fourth quarter and 20% for the year
  Core deposits increase 8% in the fourth quarter; total deposits increase 6% for the quarter and 13% for the year
  Company adds $60 million in capital, raising its total risk-based capital ratio to 12.82%

St. Louis, January 30, 2009. Enterprise Financial Services Corp (NASDAQ: EFSC) reported net income for 2008 of $4.4 million, or $0.35 per fully diluted share, compared to $17.6 million or $1.40 per share for 2007. Included in the 2008 results are $9.2 million in pre-tax, non-cash goodwill and intangible impairment charges related to Millennium Brokerage Group (MBG), the Company’s wholesale insurance distribution subsidiary, $3.4 million in pre-tax gains on the sale of nonstrategic branches in the Kansas City area and a $1.0 million charge related to a payout under an employee retention agreement.

Excluding these non-recurring items, operating earnings for the year were $9.1 million, or $0.71 per share.

For the fourth quarter of 2008, the Company reported a net loss of $4.0 million, or $0.31 per fully diluted share, compared to a net profit of $4.9 million, or $0.39 per share, for the prior year period. Fourth quarter 2008 results included a $3.3 million pre-tax goodwill and other intangible impairment charge related to MBG and an $875,000 employee retention payout. The after tax impact of these charges was $0.20 per diluted share. Excluding the impairment charge and employee retention payout, the Company’s net operating loss for the fourth quarter was $1.3 million, or $0.11 per share. The net operating loss for the quarter was primarily attributable to higher loan loss provision totaling $14.1 million in the fourth quarter 2008 compared to $2.5 million in the prior year period.

We are presenting operating earnings and loss figures, which are non-GAAP (Generally Accepted Accounting Principles) financial measures, because we believe adjusting our results to exclude non-recurring items provides shareholders with a more comparable basis for evaluating our period-to-period operating results and financial performance. A schedule reconciling GAAP net (loss) income to operating (loss) earnings is provided in the attached tables.

Capital Management
During the fourth quarter, the Company added $60 million in regulatory capital, raising its total risk-based capital ratio to 12.82% - well in excess of regulatory guidelines. On December 12, 2008, the Company completed a private placement of $25 million in convertible trust preferred securities with two institutional investors. The securities carry a 9% coupon and are convertible into 1,439,263 shares of EFSC common stock for $17.37 per share. Subsequently, on December 19, 2008, the Company added $35 million in regulatory capital through the sale of 35,000 shares of senior preferred stock and the issuance of warrants to the US Treasury. The warrants allow the US Treasury to purchase 324,074 shares of common stock for $16.20 per share. The preferred stock has a dividend of 5% per year, increasing to 9% in 2014 if not redeemed.

Banking Line of Business

Deposits and Liquidity
From an industry perspective, the fourth quarter of the year was particularly challenging as the instability and volatility of the financial markets caused a massive “flight to quality” to the Treasury markets. In spite of this turmoil in the industry, the Company increased core deposits $113 million, or 8%, during the quarter.

For the year, deposits rose $208 million, or 13%, to $1.8 billion. Excluding brokered deposits and the effects of the sale of approximately $37 million in core deposits related to branch sales, core deposits increased $23 million, or 2%, in 2008. Core deposits include certificates of deposit sold to Bank clients through the CDARS program, totaling $60 million at year end.

The Company elected to “opt-in” to the expanded FDIC deposit insurance program and the government sponsored debt issuance guaranty program, which represents an additional source of liquidity.

Loans
Net loans increased 7% on an annualized basis in the fourth quarter. The Company continued to institute more effective loan pricing strategies to counteract the negative impact of rapidly declining short-term interest rates in the fourth quarter. For the full year, net loans increased $336 million, or 20%. More than 60% of the net loan growth was related to commercial and industrial businesses. Net loan growth was funded by the growth in deposits as described above along with increased wholesale borrowings.

The Company’s loan portfolio mix at December 31, 2008, from both industry and collateral perspectives, did not change significantly from December 31, 2007. Loans collateralized by commercial real estate totaled $829 million at year end 2008. Approximately $318 million, or 38% of that total, represented real estate that was “owner-occupied” by commercial and industrial businesses.

Asset quality
Nonperforming loans rose $6.1 million, or 26%, on a linked quarter basis. Total nonperforming loans of $29.7 million represented 1.50% of total loans at December 31, 2008 compared to 1.21% at September 30, 2008. Past due loans, excluding nonperforming loans, were 0.70% of loans at year end compared to 0.79% at the end of the third quarter.

Nonperforming loans at December 31, 2008 by industry segment were as follows:

Commercial Real Estate	$16.1 million
Residential Construction /
Land Acquisition and Development	11.8 million
Commercial & Industrial	1.7 million
Other	0.1 million
$29.7 million

Other real estate at December 31, 2008 was $13.9 million, up $2.6 million, or 23%, from September 30, 2008. During 2008, the Company sold $7.9 million in other real estate for a net gain of $552,000. Residential lots and completed homes represented 80% of other real estate at year end. All properties are in the Company’s St. Louis and Kansas City markets.

Total nonperforming assets were $43.5 million, or 1.92% of total assets, at December 31, 2008 compared to 1.56% at September 30, 2008.

Net charge-offs were $8.5 million in the fourth quarter, due primarily to losses on two relationships totaling $5.5 million described in the Company’s third quarter report and write downs related to the deteriorating residential construction markets. For the year, net charge-offs were $12.7 million, representing 0.70% of average loans.

Provision for loan losses was $14.1 million in the fourth quarter and $22.5 million for the year.

The Company increased its ratio of the allowance for loan losses to portfolio loans to 1.58% at year end from 1.32% in the third quarter. The reserve coverage equaled 106% of nonperforming loans at year end.

Peter Benoist, President and CEO, commented, “The financial crisis on Wall Street has led to a significant downturn in the economy, particularly during the fourth quarter of the year. As a result, we felt it prudent to recognize asset exposures where appropriate and to bolster our loan loss reserves as a result of the rapidly deteriorating economic trends. Enterprise’s 2008 reported financial results were driven largely by these fourth quarter actions, which led to a $17.9 million increase in loan loss provision for the full year, as well as the $9.2 million in non-cash impairment charges related to MBG.”

Net Interest Income
Net interest income in the banking segment increased $752,000, or 4%, for the quarter and $6.8 million, or 10%, for the full year, totaling $71.6 million for the full year.

Including the effect of holding company debt, net interest rate margin increased 3 basis points to 3.37% in the fourth quarter, compared to 3.34% for the third quarter and 3.80% for the prior year fourth quarter. The margin has been compressed as a result of sharply declining short-term rates, an increased volume of wholesale funding to support loan growth and a roughly 10 basis point impact from the increase in average nonperforming assets compared to the fourth quarter of 2007. In 2009, we expect margins to remain flat as improved loan pricing is expected to be offset by competitive deposit pricing.

Wealth Management Line of Business
Fee income from the Wealth Management line of business, including income from state tax credit brokerage activities, totaled $5.6 million for the fourth quarter of 2008, a 15% increase from the same period in 2007. For the year, Wealth Management fee income was $15.0 million, or 2% higher than 2007.

Excluding the goodwill and intangible impairment charges for MBG, expenses in Wealth Management were flat in the fourth quarter 2008 compared to same period in 2007. For the year 2008, Wealth Management expenses increased $861,000 from 2007. This increase was primarily due to the restructuring of MBG’s compensation for principals as part of the Company’s buyout of the remaining minority interest in MBG on December 31, 2007.

Trust
Trust revenues were down $523,000, or 24%, for the quarter, and down $1.0 million, or 13%, for the year. The primary drivers of the decline were overall equity market declines, coupled with lost client advisory revenues resulting from personnel turnover earlier in the year.

Trust fiduciary revenues totaled $3.3 million for the full year 2008, an increase of 9% over the prior year. Demand for Trust fiduciary services increased during the year primarily as a result of market disruptions resulting from the acquisition of a major St. Louis investment firm.

During the fourth quarter, Enterprise Trust completed several initiatives designed to enhance client service. We relocated our St. Louis advisory organization to new offices in a high-visibility residential condominium tower in the heart of Clayton, MO and converted our client account reporting and aggregation systems to a more robust technology platform.

Millennium Brokerage Group
MBG revenues were down $540,000, or 26%, in the fourth quarter compared to the same period in 2007 and down $1.9 million, or 28%, for the year.

While sales margins rebounded near expected levels in the fourth quarter, paid premium sales were down from 2007 as a result of tighter underwriting standards, continued disruption from the growing influence of aggregators and general turmoil in the financial services industry. We expect cash earnings in 2009 to be flat with 2008.

In the third quarter, the Company recorded a $5.9 million pre-tax goodwill impairment charge, reflecting the impact of pressure on MBG margins and earnings in the face of a consolidating insurance industry. The fourth quarter impairment charge reflected a further adjustment of the value of goodwill and other intangibles at MBG due to the deteriorating operating environment and lower cash earnings from MBG. The remaining goodwill and intangibles at MBG totaled $4.5 million at year end 2008. The Company continues to evaluate strategic alternatives for MBG, although these efforts have been hampered by adverse financial markets.

State Tax Credit Brokerage
For the fourth quarter of 2008, state tax credit brokerage activities generated $2.6 million in fee income, versus $759,000 in the fourth quarter of 2007. Of this total, $2.0 million consisted of the mark-to-market adjustments under FASB 159 on the inventory of tax credit assets, offset by the fair value adjustments related to interest rate caps purchased during the quarter.

Fee income from state tax credit brokerage activities was $4.2 million in 2008, compared to $792,000 in 2007. The increase reflected the results of the brokerage group’s first full year of activity.

Other Business Results
For the fourth quarter, excluding the $3.3 million goodwill and intangible impairment charge on MBG, noninterest expenses increased $1.4 million, or 11%. $875,000 of the increase represented the resolution of a $1.0 million executive retention agreement connected with the acquisition of Great American Bank in 2007. The remaining increase in noninterest expenses was due to additional write-downs and expenses on other real estate, higher FDIC insurance expenses and higher expenses associated with nonperforming loans. These increases were partially offset by lower variable compensation expenses driven by Company financial results.

For the year 2008, excluding $9.2 million in goodwill and intangible impairment charges on MBG and the $1.0 million retention agreement payment, noninterest expenses for the year increased $3.8 million, or 8%, over 2007. Excluding the impairment charges, the retention payment and the branch sale gain, the Company’s efficiency ratio in the fourth quarter was 56.3% versus 58.3% in the same quarter of 2007 and 60.6% for the full year 2008 versus 61.3% in 2007.

Although the Company had applied for a new Arizona state bank charter, banking regulators have curtailed new charter approvals as a result of conditions in the Arizona real estate market. In the interim, Enterprise Bank & Trust continues to operate a successful and growing loan production office in Phoenix.

In light of the difficult operating environment, during the fourth quarter the Company took a number of actions to reduce operating expenses. These actions included staff reductions in all three markets, reductions in variable compensation and limitations on filling open positions and staff additions.

Enterprise Financial operates commercial banking and wealth management businesses in metropolitan St. Louis and Kansas City and a loan production office in Phoenix AZ. Enterprise is primarily focused on serving the needs of privately held businesses, their owner families, executives and professionals.

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Readers should note that in addition to the historical information contained herein, this press release contains forward-looking statements, which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those contemplated from such statements. We use the words “expect” and “intend” and variations of such words and similar expressions in this communication to identify such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, burdens imposed by federal and state regulations of banks, credit risk, exposure to local and national economic conditions, risks associated with rapid increase or decrease in prevailing interest rates, effects of mergers and acquisitions, effects of critical accounting policies and judgments, legal and regulatory developments and competition from banks and other financial institutions, as well as other risk factors described in Enterprise Financial’s 2007 Annual Report on Form 10-K. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY
(unaudited)

(In thousands, except per share data)	For the Quarter Ended		For the Twelve Months Ended
	Dec 31,	Dec 31,	Dec 31,	Dec 31,
INCOME STATEMENTS	2008	2007	2008	2007
Total interest income	$29,163	$31,916	$117,981	$122,517
Total interest expense	11,963	15,713	51,258	61,465
Net interest income	17,200	16,203	66,723	61,052
Provision for loan losses	14,125	2,450	22,475	4,615
Net interest income after provision for loan losses	3,075	13,753	44,248	56,437

NONINTEREST INCOME
Wealth Management revenue	2,943	4,064	10,848	13,980
Deposit service charges	1,135	926	4,376	3,228
(Loss) gain on sale of other real estate	(31)	(43)	552	(48)
State tax credit activity, net	2,624	759	4,201	792
Gain on sale of securities	88	233	161	233
Gain on sales of branch/charter	-	-	3,400	-
Other income	891	291	1,735	1,488
Total noninterest income	7,650	6,230	25,273	19,673

NONINTEREST EXPENSE
Salaries and benefits	7,317	7,583	31,024	29,555
Occupancy	1,086	1,003	4,246	3,901
Furniture and equipment	405	384	1,470	1,439
Impairment charges related to Millennium Brokerage Group	3,300	-	9,200	-
Other	5,709	4,113	17,565	14,621
Total noninterest expense	17,817	13,083	63,505	49,516

(Loss) income before income tax	(7,092)	6,900	6,016	26,594
Income tax (benefit) expense	(3,140)	1,994	1,586	9,016
Net (loss) income	$(3,952)	$4,906	$4,430	$17,578

Basic (loss) earnings per share	$(0.31)	$0.40	$0.35	$1.44
Diluted (loss) earnings per share	$(0.31)	$0.39	$0.35	$1.40
Return on average assets	(0.70% )	1.04%	0.21%	1.00%
Return on average common equity	(8.45% )	11.28%	2.43%	10.89%
Efficiency ratio	71.70%	58.32%	69.03%	61.34%
Noninterest expense to average assets	3.15%	2.77%	2.98%	2.82%

YIELDS (fully tax equivalent)
Loans	5.74%	7.65%	6.20%	7.88%
Securities	4.70%	4.87%	4.72%	4.58%
Federal funds sold	1.59%	4.23%	4.51%	4.78%
Yield on earning assets	5.67%	7.42%	6.09%	7.63%
Interest bearing deposits	2.47%	4.10%	2.84%	4.35%
Subordinated debt	6.04%	7.24%	6.01%	7.21%
Borrowed funds	2.67%	4.54%	3.19%	4.86%
Cost of paying liabilities	2.62%	4.26%	3.00%	4.50%
Net interest spread	3.05%	3.16%	3.09%	3.13%
Net interest rate margin	3.37%	3.80%	3.47%	3.83%

RECONCILATION OF NET (LOSS) INCOME TO OPERATING (LOSS) EARNINGS
(All amounts net of tax, in thousands, except per share data)

	4th Quarter 2008		Total year 2008
	Net income	Diluted EPS	Net income	Diluted EPS
Net (loss) income	$(3,952)	$(0.31)	$4,430	$0.35
Impairment charges related to Millennium Brokerage Group	2,112	0.16	5,888	0.46
Gain on sales of Kansas City nonstrategic branches/charter	-	-	(1,880)	(0.15)
Employee retention agreement	560	0.04	640	0.05
Operating (loss) earnings	$(1,280)	$(0.11)	$9,078	$0.71

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (cont.)
(unaudited)

(In thousands)
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
BALANCE SHEETS	2008	2008	2008	2008	2007
ASSETS
Cash and due from banks	$25,626	$38,641	$67,661	$64,108	$76,265
Federal funds sold	2,637	1,718	15,630	954	75,665
Interest-bearing deposits	14,384	2,178	349	6,435	1,719
Debt and equity investments	108,315	113,932	120,072	116,810	83,333
Loans held for sale	2,632	520	1,666	3,422	3,420

Portfolio loans	1,977,175	1,942,600	1,849,415	1,726,455	1,641,432
Less allowance for loan losses	31,309	25,662	24,011	22,249	21,593
Net loans	1,945,866	1,916,938	1,825,404	1,704,206	1,619,839

Other real estate	13,868	11,285	9,294	7,736	2,963
Premises and equipment, net	25,158	25,166	25,238	24,775	22,223
State tax credits, held for sale	39,142	37,751	37,882	27,309	23,149
Goodwill	48,512	51,312	57,910	58,331	57,177
Core deposit intangible	2,126	2,256	2,729	2,887	3,330
Other amortizing intangibles	1,378	2,090	2,301	2,512	2,723
Other assets	40,867	32,614	31,582	28,393	27,312
Total assets	$2,270,511	$2,236,401	$2,197,718	$2,047,878	$1,999,118

LIABILITIES AND SHAREHOLDERS' EQUITY
Non-interest bearing deposits	$247,361	$225,013	$240,148	$232,121	$278,313
Interest bearing deposits	1,545,423	1,463,040	1,429,598	1,358,588	1,306,699
Total deposits	1,792,784	1,688,053	1,669,746	1,590,709	1,585,012
Subordinated debentures	85,081	59,307	56,807	56,807	56,807
FHLB advances	119,957	222,926	203,043	154,405	152,901
Federal funds purchased	19,400	36,600	-	-	-
Other borrowings	26,760	36,632	72,886	53,508	16,680
Other liabilities	8,404	7,924	12,335	14,212	14,569
Total liabilities	2,052,386	2,051,442	2,014,817	1,869,641	1,825,969
Shareholders' equity	218,125	184,959	182,901	178,237	173,149
Total liabilities and shareholders' equity	$2,270,511	$2,236,401	$2,197,718	$2,047,878	$1,999,118

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (cont.)
(unaudited)

(In thousands, except per share data)	For the Quarter Ended
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
	2008	2008	2008	2008	2007
EARNINGS SUMMARY
Net interest income	$17,200	$16,584	$16,802	$16,137	$16,203
Provision for loan losses	14,125	2,825	3,200	2,325	2,450
Wealth Management revenue	2,943	2,640	2,682	2,583	4,064
Noninterest income	4,707	5,001	1,762	2,955	2,166
Noninterest expense	17,817	19,133	12,723	13,832	13,083
(Loss) income before income tax	(7,092)	2,267	5,323	5,518	6,900
Net (loss) income	(3,952)	1,319	3,500	3,563	4,906
Diluted earnings per share	$(0.31)	$0.10	$0.27	$0.28	$0.39
Return on average common equity	(8.45% )	2.81%	7.77%	8.13%	11.28%
Net interest rate margin (fully tax equivalized)	3.37%	3.34%	3.56%	3.63%	3.80%
Efficiency ratio	71.70%	78.98%	59.88%	63.82%	58.32%

MARKET DATA
Book value per common share	$14.31	$14.57	$14.45	$14.27	$13.96
Tangible book value per common share	$10.24	$10.19	$9.48	$9.17	$8.86
Market value per share	$15.24	$22.56	$18.85	$25.00	$23.81
Period end common shares outstanding	12,801	12,694	12,654	12,487	12,406
Average basic common shares	12,702	12,664	12,545	12,441	12,387
Average diluted common shares	12,787	12,817	12,760	12,675	12,676

ASSET QUALITY
Net charge-offs	$8,478	$1,124	$1,439	$1,668	$611
Nonperforming loans	$29,662	$23,546	$13,180	$9,307	$12,720
Nonperforming loans to total loans	1.50%	1.21%	0.71%	0.54%	0.77%
Nonperforming assets to total assets	1.92%	1.56%	1.02%	0.83%	0.78%
Allowance for loan losses to total loans	1.58%	1.32%	1.30%	1.29%	1.32%
Net charge-offs to average loans (annualized)	1.73%	0.24%	0.32%	0.40%	0.15%

CAPITAL
Average common equity to average assets	8.28%	8.55%	8.62%	8.92%	9.21%
Tier 1 capital to risk-weighted assets	8.91%	8.83%	8.76%	9.15%	9.32%
Total capital to risk-weighted assets	12.82%	10.18%	9.96%	10.36%	10.54%
Tangible common equity to tangible assets	5.91%	5.93%	5.62%	5.77%	5.68%

AVERAGE BALANCES
Portfolio loans	$1,947,690	$1,881,428	$1,790,491	$1,687,316	$1,583,325
Earning assets	2,071,560	2,005,635	1,922,309	1,810,384	1,719,825
Total assets	2,246,775	2,184,804	2,102,582	1,974,590	1,873,921
Deposits	1,739,525	1,645,398	1,600,805	1,530,158	1,511,476
Shareholders' equity	190,878	186,848	181,274	176,170	172,563

LOAN PORTFOLIO
Commercial and industrial	$556,210	$539,924	$510,377	$487,289	$476,184
Commercial real estate	829,476	845,221	835,688	735,087	690,868
Construction real estate	337,550	313,262	284,556	285,966	266,111
Residential real estate	228,772	218,642	193,630	189,549	170,510
Consumer and other	25,167	25,550	25,164	28,564	37,759
Total loan portfolio	$1,977,175	$1,942,599	$1,849,415	$1,726,455	$1,641,432

DEPOSIT PORTFOLIO
Noninterest-bearing accounts	$247,361	$225,013	$240,148	$232,121	$278,313
Interest-bearing transaction accounts	126,644	118,614	134,659	136,009	131,141
Money market and savings accounts	710,712	664,436	680,635	724,725	682,920
Certificates of deposit	708,067	679,990	614,304	497,854	492,638
Total deposit portfolio	$1,792,784	$1,688,053	$1,669,746	$1,590,709	$1,585,012

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (cont.)
(unaudited)

(In thousands)	For the Quarter Ended
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
	2008	2008	2008	2008	2007
YIELDS (fully tax equivalent)
Loans	5.74%	5.94%	6.30%	6.93%	7.65%
Securities	4.70%	4.75%	4.60%	4.84%	4.87%
Federal funds sold	1.59%	2.12%	1.85%	3.32%	4.23%
Yield on earning assets	5.67%	5.86%	6.17%	6.77%	7.42%
Interest bearing deposits	2.47%	2.72%	2.78%	3.46%	4.10%
Subordinated debt	6.04%	5.63%	5.66%	6.71%	7.24%
Borrowed funds	2.67%	2.98%	3.44%	3.82%	4.54%
Cost of paying liabilities	2.62%	2.85%	2.97%	3.62%	4.26%
Net interest spread	3.05%	3.01%	3.20%	3.15%	3.16%
Net interest rate margin	3.37%	3.34%	3.56%	3.63%	3.80%

WEALTH MANAGEMENT
Trust Assets under management	$790,646	$930,100	$986,717	$1,046,390	$1,098,110
Trust Assets under administration	1,220,733	1,453,476	1,532,559	1,633,195	1,696,303